Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (No. 333-57374, No. 333-73394, No. 333-104287, No. 333-107066, No. 333‑142354, No. 333‑150647, No. 333‑157787, No. 333‑164921, No. 333‑168106, No. 333‑175926, No. 333‑199881, No. 333-215089, No. 333-222089, No. 333-225367 and No. 333-227966) and Form S‑3 (No. 333‑227353) of our reports dated February 26, 2019 relating to the consolidated financial statements and financial statement schedule of VIVUS, Inc. and the effectiveness of VIVUS, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10‑K.

/s/ OUM & CO. LLP

San Francisco, California

February 26, 2019